This document is a preliminary term sheet describing the structure, collateral pool and additional aspects of Superior Wholesale Inventory Financing Trust IX. We have prepared this term sheet with the cooperation of Wholesale Auto Receivables Corporation and General Motors Acceptance Corporation. The information and assumptions we have provided in this term sheet are preliminary and will be superseded by a prospectus supplement and by any other information subsequently filed by us with the SEC or incorporated by reference in the relevant registration statement. This term sheet also supersedes any prior or similar term sheet.

Exhibit 99

TERM SHEET

DATED MAY 10, 2004

SUBJECT TO REVISION

Superior Wholesale Inventory Financing Trust IX

Issuer

$2,000,000,000 Floating Rate Asset Backed Term Notes, Series 2004-A

Wholesale Auto Receivables Corporation

Seller

General Motors Acceptance Corporation

Servicer

The trust will issue 2004-A term notes to the public:

Principal balance	$2,000,000,000
Interest rate	One-Month LIBOR plus % per annum
Targeted final payment date	May 2007 distribution date
Stated final payment date	May 2009 distribution date
Price to public	100%
Underwriting discount	0.20%
Proceeds to seller	$1,996,000,000

Credit Enhancement and Liquidity

•	Reserve fund, with an initial deposit of $247,440,000.

•	Note cash accumulation reserve fund, with an initial deposit of $9,477,000.

•	Certificates with an initial certificate balance of $124,000,000 will be issued by the trust. The certificates are not being offered under this term sheet or the prospectus supplement. The certificates are subordinated to the notes.

Citigroup	Credit Suisse First Boston	HSBC

Calyon Securities (USA)

Harris Nesbitt

Lehman Brothers

Merrill Lynch & Co.

SG Corporate & Investment Banking

Wachovia Securities

IMPORTANT INFORMATION ABOUT THIS TERM SHEET

None of the underwriters, General Motors Acceptance Corporation, the issuer, the seller or any of their respective affiliates makes any representation as to the accuracy or completeness of the information set forth in this term sheet. The information contained in this term sheet only addresses some aspects of the applicable security’s characteristics and does not provide a complete assessment. As a result, the information contained in this term sheet may not reflect the impact of all structural characteristics of the security. We may modify the assumptions underlying the information set forth in this term sheet, including structure and collateral, from time to time.

We have filed a registration statement (including a prospectus and a form of prospectus supplement) relating to the trust with the SEC and it is effective. In connection with this offering, after the securities have been priced and all of the terms and information related to this transaction are finalized, we will file with the SEC a final prospectus supplement and prospectus relating to the securities offered by the trust. This communication is not an offer to sell or the solicitation of an offer to buy, nor will there be any sale of the securities of the trust, in any state in which an offer, solicitation or sale would be unlawful before the registration or qualification under the securities laws of that state. A sale of the securities of the trust will not be consummated unless the purchaser has received both the final prospectus supplement and the prospectus. Neither the SEC nor any state securities commission has approved or disapproved these securities or determined that this term sheet, the prospectus supplement or the prospectus is accurate or complete. Any representation to the contrary is a criminal offense. Any investment decision by you should be based on the information in the final prospectus supplement and the prospectus, which will be current as of their publication dates and after publication may no longer be complete or current.

You may obtain a final prospectus supplement and a prospectus by contacting Citigroup Global Markets Inc. at (212) 723-6171, Credit Suisse First Boston LLC at (212) 325-8549 or HSBC Securities (USA) Inc. at (212) 525-3031.

Summary of Transaction Parties*

GENERAL MOTORS ACCEPTANCE CORPORATION (Originator and Servicer)
WHOLESALE AUTO RECEIVABLES CORPORATION (Seller)
SUPERIOR WHOLESALE INVENTORY FINANCING TRUST IX (Issuer)
Chase Manhattan Bank USA, National Association (Owner Trustee)
The Bank of New York (Indenture Trustee)
2004-A TERM NOTES
2004-RN1 and 2004-RN2 REVOLVING NOTES (not offered hereby)
2004-A CERTIFICATES (not offered hereby)

* This chart provides only a simplified overview of the relations between the key parties to the transaction. Refer to the prospectus supplement and the prospectus for a further description.

You can find the definitions of all terms used below that are not defined in this term sheet in the prospectus of Wholesale Auto Receivables Corporation filed on November 10, 2003 with the registration statement pertaining to Superior Wholesale Inventory Financing Trusts. A copy of the prospectus is available from the SEC. This term sheet will be superseded by a final prospectus supplement and prospectus to be dated May     , 2004. Your investment decision should be based solely on the information in the final prospectus supplement and prospectus.

THE PARTIES

Issuer	Superior Wholesale Inventory Financing Trust IX, a Delaware statutory trust formed by the seller, will be the issuer of the offered notes.

Seller	Wholesale Auto Receivables Corporation, a wholly-owned subsidiary of General Motors Acceptance Corporation, or “GMAC,” will be the seller to the trust.

Servicer	General Motors Acceptance Corporation, a wholly-owned subsidiary of General Motors Corporation, will be the servicer for the trust.

Indenture Trustee	The Bank of New York.

Owner Trustee	Chase Manhattan Bank USA, National Association.

Initial Closing Date	May 19, 2004 (expected).

CAPITALIZATION OF THE TRUST

Securities	On the initial closing date, the trust will issue the following securities:

•	$2,000,000,000 floating rate asset backed term notes, series 2004-A, which we refer to as the “2004-A term notes.”

•	$1,000,000,000 maximum aggregate principal balance floating rate asset backed revolving note, series 2004-RN1, which we refer to as the “2004-RN1 revolving note.”

•	$1,000,000,000 maximum aggregate principal balance floating rate asset backed revolving note, series 2004-RN2, which we refer to as the “2004-RN2 revolving note.”

•	$124,000,000 floating rate asset backed certificates, class 2004-A, which we refer to as the “2004-A certificates.”

Only the 2004-A term notes are offered hereby.

The 2004-A term notes will be registered in the name of the nominee for The Depository Trust Company. You may hold your 2004-A term notes through the book-entry systems of DTC in the United States or Clearstream or Euroclear in Europe.

The trust will not issue any other term notes, revolving notes or certificates on the initial closing date. After the initial closing date, the trust may issue from time to time additional series of term notes and revolving notes and additional classes of certificates.

We use the term “notes” to mean the 2004-A term notes, the 2004-RN1 revolving note, the 2004-RN2 revolving note and any additional series of term notes or revolving notes that may be issued. We use the term “securities” to mean the notes, the 2004-A certificates and any additional classes of certificates that may be issued.

PAYMENTS ON THE 2004-A

TERM NOTES

Interest	The trust will pay interest on the 2004-A term notes at a rate equal to one-month LIBOR plus % per annum.

The trust will pay interest on the 2004-A term notes based on the actual number of days elapsed during the period for which interest is payable and a 360-day year. Interest will accrue from and including the initial closing date, or from and including the most recent monthly distribution date, to but excluding the current monthly distribution date.

The trust will pay interest on the 2004-A term notes monthly on the 15th day of each calendar month or, if that day is not a business day, the next business day, commencing June 15, 2004. We refer to these dates as “monthly distribution dates.”

The prospectus supplement and prospectus will describe how the trust will allocate available funds to interest payments on the 2004-A term notes and the other securities.

Principal Payments	We expect that the trust will pay the entire principal balance of the 2004-A term notes on their targeted final payment date, which is the monthly distribution date in May 2007.

Starting approximately five months before their targeted final payment date, the servicer will calculate the number of months during which the trust will accumulate principal collections in a distribution account for the repayment of the 2004-A term notes on their targeted final payment date. We refer to this period as the “payment period.”

During the payment period for the 2004-A term notes, the trust may also be setting aside or distributing principal collections for the repayment of other outstanding securities (although no funds in respect of the certificate balance will be distributed or set aside until the outstanding principal amount of all notes has been paid or provided for).

It is also possible that the trust will not repay the entire principal balance of the 2004-A term notes on or before their targeted final payment date. If principal collections are slower than anticipated during the payment period, then there may not be sufficient funds to repay the principal balance of the 2004-A term notes in full on their targeted final payment date. In that case, allocated principal collections and other available funds will be applied to the repayment of principal on the 2004-A term notes on subsequent monthly distribution dates.

All unpaid principal on the 2004-A term notes will be due on their stated final payment date, which is the monthly distribution date in May 2009. If the trust fails to pay the 2004-A term notes in full on their stated final payment date, an event of default will occur.

Cash Accumulation

If a cash accumulation event occurs, the trust will retain the principal collections allocable to the 2004-A term notes and will cease purchasing new receivables with these allocated collections. The trust will invest the retained principal collections in eligible investments in a note cash accumulation account dedicated to the 2004-A term notes. The trust will continue to hold these funds and will not distribute them to the holders of the 2004-A term notes until the targeted final payment date for the 2004-A term notes or until the occurrence of a rapid amortization event. Cash accumulation events generally occur upon defaults under the underlying transaction agreements and when the pool of receivables fails to satisfy specified performance tests or measurements.

If the seller elects to terminate the automatic extension of the revolving period as described below under “Revolving Period,” a wind down period will commence, which constitutes a cash accumulation event for the 2004-A term notes.

Early Amortization Events	Each of the early amortization events identified below is a cash accumulation event for the notes and certificates, other than those identified below as rapid amortization events.

An “early amortization event” with respect to the trust generally refers to any of the following events:

(1) failure on the part of the seller, GMAC or the servicer to perform in any material respect any of its covenants set forth in the transfer and servicing agreements, which failure continues for, or is not cured by repurchase of the affected receivables within, 60 days after written notice;

(2) any representation or warranty made by GMAC or the seller in the transfer and servicing agreements proves to have been incorrect in any material respect when made and continues to be incorrect in any material respect for, or is not cured by repurchase of the affected receivables within, 60 days after written notice and, as a result, the interests of the securityholders are materially and adversely affected;

(3) failure to pay or set aside for payment all amounts required to be paid as principal on the notes or distributed with respect to the certificate balance on the applicable stated final payment date;

(4) on any monthly distribution date, the average of the monthly payment rates for the three preceding months is less than 25%;

(5) the amount on deposit in the reserve fund is less than the amount required on three consecutive monthly distribution dates;

(6) a notice of an event of default under the indenture declaring the unpaid principal balance of any notes immediately due and payable has been given, except that if no other early amortization event has occurred and is continuing and so long as the scheduled revolving period termination date has not occurred, if the seller so elects, the early amortization period resulting from such occurrence will terminate and the revolving period will recommence if a notice rescinding the declaration is given under the indenture;

(7) the occurrence of certain events of bankruptcy, insolvency or receivership relating to General Motors, GMAC, the servicer, if not GMAC, or the seller;

(8) on any monthly distribution date, as of the last day of the previous month, the aggregate principal balance of receivables owned by the trust which were advanced against used vehicles exceeds 20% of the daily trust balance (for purposes of this clause (8), General Motors vehicles which are sold to daily rental car operations, repurchased pursuant to General Motors repurchase agreements and subsequently sold at auction to a General Motors franchised dealer will not be considered used vehicles);

(9) on any monthly distribution date, the reserve fund required amount for that monthly distribution date exceeds the amount on deposit in the related reserve fund by more than $20,000,000;

(10) on any monthly distribution date, the average daily trust receivables balance is less than 75% of the sum of the average outstanding principal balance of the related term notes and the average certificate balance (in each case, such average being determined over the six months preceding that monthly distribution date or, if shorter, the period from the initial closing date through and including the last day of the preceding month);

(11) on any monthly distribution date, as of the last day of each of the two preceding months, the aggregate principal balance of all related available receivables is less than 70% of the aggregate principal balance of all receivables (including receivables owned by GMAC) in the dealer accounts in the pool of accounts; and

(12) any other event defined as an early amortization event for any other series of notes of this trust other than those identified as rapid amortization events for the 2004-A term notes.

Rapid Amortization Events

The trust could make principal payments on the 2004-A term notes sooner than their targeted final payment date if a “rapid amortization event” occurs. The rapid amortization events for the 2004-A term notes are:

•	the occurrence of certain events of bankruptcy, insolvency or receivership relating to General Motors, GMAC, the servicer, if not GMAC, or the seller;

•	the trust or the seller is required to register under the Investment Company Act of 1940; and

•	the balance in the note cash accumulation reserve fund for the 2004-A term notes declines below $275,000.

On each monthly distribution date after the occurrence of a rapid amortization event, the trust will apply allocated principal collections and other available funds to repay principal on the 2004-A term notes.

Optional Repurchase	The servicer may repurchase all of the remaining receivables when:

•	the daily trust balance is equal to or less than 10% of the highest sum, at any time since the initial closing date, of the daily trust balance plus cash held by the trust plus deposits in the cash accumulation accounts and the distribution accounts; and

•	either no term notes are outstanding or the wind down period is in effect.

CREDIT ENHANCEMENT AND LIQUIDITY

The trust will repay the 2004-A term notes and the other securities primarily from principal and interest collections on the receivables. The following will be additional sources of funds available to the trust to pay principal and interest on the 2004-A term notes and to make other required payments:

•	Advances by the servicer to the trust in some circumstances;

•	Monies in the reserve fund; and

•	In some circumstances, monies in the note cash accumulation reserve fund for the 2004-A term notes.

The 2004-A certificates will be subordinated to all series of notes. The 2004-A certificates will receive no principal until the notes are fully paid or an allocation of principal sufficient to fully pay the notes has been made. The 2004-A term notes, the 2004-RN1 revolving note, the 2004-RN2 revolving note and each future series of notes will generally have equal priority in payments, although the timing of payments may vary.

RESERVE FUNDS	On the initial closing date, the seller will deposit $247,440,000 in cash or eligible investments into the reserve fund.

The trust may experience shortfalls in principal and interest collections on the receivables. The trust will withdraw cash from the reserve fund when these shortfalls cause the trust to have insufficient amounts to:

•	pay the monthly servicing fee, and

•	make required distributions on the securities.

On any monthly distribution date, after the trust pays the monthly servicing fee and makes all deposits or payments due on the securities, the amount in the reserve fund may exceed the specified reserve amount. If so, the trust will pay the excess to the seller.

On the initial closing date, the seller will deposit $9,477,000 in cash or eligible investments into a note cash accumulation reserve fund dedicated to the 2004-A term notes. This account will supplement the funds available to pay interest on the 2004-A term notes if a cash accumulation event occurs. Amounts will be added or released on each monthly distribution date to maintain the balance at a specified reserve amount.

ASSETS OF THE TRUST

The primary asset of the trust will be a revolving pool of receivables arising under floor plan financing agreements between GMAC and a group of retail automotive dealers franchised by General Motors. These agreements are lines of credit that dealers use to purchase new and used motor vehicles manufactured or distributed by General Motors and other motor vehicle manufacturers and distributors. We refer to the dealers’ obligations under these agreements as “receivables.”

The receivables will be sold by GMAC to the seller, and then by the seller to the trust. The trust will grant a security interest in the receivables and other trust property to the indenture trustee for the benefit of the noteholders. The trust property will also include:

•	Security interests in the collateral securing the dealers’ obligation to pay the receivables, which will include vehicles and may include parts inventory, equipment, fixtures, service accounts, real estate and guarantees;

•	Amounts held on deposit in trust accounts maintained for the trust;

•	Any recourse GMAC has against the dealers under the floor plan financing agreements;

•	Specified rights of the seller under its purchase agreement with GMAC; and

•	All rights the trust has under its sale and servicing agreement with the seller.

Revolving Pool

As new receivables arise, the seller will ordinarily transfer them to the trust on a daily basis. At the same time, prior to the date on which funds will first be set aside for payments on the 2004-A term notes and any other series of term notes for which principal is being set aside, the trust will ordinarily use principal collections on the receivables to purchase new receivables from the seller or to pay down the principal balance on any outstanding revolving notes. The trust may also retain principal collections and invest them in eligible investments if sufficient new receivables are not available.

Revolving Period

The revolving period for the trust will begin on the initial cut-off date of May 5, 2004, and will end on the earlier of (a) the commencement of an early amortization period and (b) the scheduled revolving period termination date. The scheduled revolving period termination date will initially be April 30, 2005 and will be automatically extended to the last day of each succeeding month unless the seller elects, at its option, to terminate the automatic extension. The scheduled revolving period termination date may not be extended beyond April 30, 2007. If terminated due to a non-extension election or the commencement of an early amortization period, the revolving period may recommence in certain limited circumstances.

SERVICING FEE	Each month the trust will pay the servicer a servicing fee of 1% per annum as compensation for servicing the receivables.

TAX STATUS

In the opinion of Kirkland & Ellis LLP, special tax counsel, the 2004-A term notes will be characterized as indebtedness for federal income tax purposes, and the trust will not be taxable as an association or a publicly traded partnership taxable as a corporation, but instead will be classified as a partnership for federal income tax purposes.

Each 2004-A term noteholder, by the acceptance of a 2004-A term note, will agree to treat the 2004-A term notes as indebtedness for federal, state and local income and franchise tax purposes.

ERISA CONSIDERATIONS

Subject to further considerations discussed under the caption “ERISA Considerations” in the prospectus supplement and prospectus, an employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended, or a plan described under Section 4975 of the Internal Revenue Code of 1986, as amended, may purchase the 2004-A term notes. We suggest that an employee benefit plan and any other retirement plan or arrangement, and any entity deemed to hold “plan assets” of any employee benefit plan or other plan, consult with its counsel before purchasing the 2004-A term notes.

RATINGS	We will not issue the 2004-A term notes unless they are rated in the highest rating category for long-term obligations (i.e., “AAA”) by at least one nationally recognized rating agency.

RISK FACTORS	Before making an investment decision, you should consider carefully the factors set forth under the caption “Risk Factors” in the prospectus supplement and the prospectus.

THE U.S. PORTFOLIO

General

As of March 31, 2004, there were approximately 7,395 dealers with active credit lines in GMAC’s U.S. portfolio. The total U.S. portfolio, which includes both owned receivables and serviced receivables, consisted of receivables with an aggregate principal balance of approximately $35.3 billion. GMAC is the primary source of floor plan financing for General Motors-franchised dealers in the United States. For the first quarter of 2004, GMAC provided financing for approximately 79.1% of new factory sales to General Motors dealers in the United States.

As of March 31, 2004, receivables with respect to new vehicles represented approximately 90% of the aggregate principal balance of all receivables in the U.S. portfolio. Receivables with respect to used vehicles represented approximately 6% of the aggregate principal balance of all receivables in the U.S. portfolio. Other receivables, including receivables for heavy-duty trucks, off-highway vehicles and marine units, represented approximately 4% of the aggregate principal balance of all receivables in the U.S. portfolio. As of March 31, 2004, approximately 70% by value of the used vehicles in GMAC’s U.S. portfolio represented vehicles bought at closed auctions held by General Motors or others. As of March 31, 2004, the accounts in GMAC’s U.S. portfolio provided for average credit lines for new vehicles and used vehicles of approximately 260 units and 57 units, respectively, and the average principal balance of receivables thereunder was approximately $4.3 million and $0.4 million, respectively.

For the quarter ended March 31, 2004, the weighted average spread under the prime rate charged to dealers in GMAC’s U.S. portfolio was approximately 0.2%. For the quarter ended March 31, 2004, the average annual rate of dealer credits on GMAC’s U.S. portfolio ranged between 9 and 10 basis points. The amount of any credit is applied to a participating dealer’s interest charges on floor plan and other loans, if any. We cannot assure you that the spread in relation to the prime rate in the future will be similar to historical experience.

As of March 31, 2004, the aggregate principal balance of receivables financed with respect to dealers assigned to “no credit” status was $0.

As discussed in the prospectus under “The Dealer Floor Plan Financing Business—General,” GMAC provides wholesale financing for General Motors vehicles manufactured under the Buick, Cadillac, Chevrolet, Oldsmobile, Pontiac, GMC, Saturn, Hummer and Saab trademarks. During the fourth quarter of 2000, General Motors announced plans to phase out the Oldsmobile division as the current model lineup product lifecycles come to an end, or until the models are no longer economically viable. As a result of this restructuring, General Motors has made and will continue to make transition assistance payments to Oldsmobile dealers and increased sales incentives on Oldsmobile vehicles. The Oldsmobile phase out will result in the amount of receivables related to Oldsmobile vehicles eventually declining to zero, but neither GMAC nor the seller is able to predict at what rate such decline will occur.

Loss Experience

The following table sets forth GMAC’s average principal balance of receivables and loss experience for the entire U.S. portfolio in each of the periods shown. GMAC’s U.S. portfolio includes fleet accounts and other accounts that are not eligible accounts as well as dealer accounts that meet the eligibility criteria for inclusion in the trust but were not selected. Thus, the dealer accounts related to the trust represent only a portion of GMAC’s entire U.S. portfolio and, accordingly, actual loss experience with respect to those dealer accounts may be different than that of GMAC’s entire U.S. portfolio. There can be no assurance that the loss experience for receivables in the future will be similar to the historical experience set forth below. The following historical experience reflects financial assistance and incentives provided, from time to time, by General Motors and GMAC to General Motors-franchised dealers, including those described in the prospectus under “The Dealer Floor Plan Financing Business—Relationship of the Dealer Floor Plan Financing Business to General Motors.” If General Motors or GMAC reduced or was unable or elected not to provide assistance or incentives, the loss experience of GMAC’s U.S. portfolio, including the dealer accounts, may be adversely affected.

Loss Experience for the U.S. Portfolio

	Three Months Ended March 31,		Year Ended December 31,
	2004	2003	2003	2002	2001	2000
Average Principal Receivables Balance	$37,163.1	$32,002.1	$33,301.4	$26,730.3	$27,172.0	$26,323.5
Net Losses (Recoveries)	$0.1	$0.2	$(0.1)	$(17.4)	$1.6	$6.2
Net Losses (Recoveries) as a % of Liquidations	0.0004%	0.0007%	(0.0001%)	(0.0152%)	0.0014%	0.0060%
Net Losses (Recoveries) as a % of Average Principal
Receivables Balance	0.0011%	0.0025%	(0.0003%)	(0.0651%)	0.0059%	0.0236%

In the above table, average principal receivables balance is the average of the month-end principal balances of receivables, excluding any accrued interest, for each of the months during that period. Average principal receivables balances prior to and including the year ended December 31, 2003 have been restated. Revised average principal receivables balances include in-transit inventory and exclude interest receivables, whereas prior balances excluded in-transit inventory and included interest receivables. Balances for net losses (recoveries) prior to and including the year ended December 31, 2003 have been restated. Revised balances for net losses (recoveries) include amounts charged-off and recovered only, whereas prior balances included amounts charged-off and recovered as well as a provision for changes in reserve balances.

Net losses in any period are gross losses less recoveries for that period. Recoveries include recoveries from collateral security in addition to vehicles, and liquidations include all principal reductions. Net losses (recoveries) as a percentage of average principal receivables balance for the three months ended March 31, 2003 and March 31, 2004 are annualized rates.

Aging Experience

The following table provides the age distribution of the receivables for all dealers in GMAC’s U.S. portfolio as a percentage of total principal balances of receivables outstanding at the dates indicated. The aging is based on each receivable’s interest commencement date. In addition, if a vehicle or the related receivable is reclassified for any reason, the interest commencement date will generally be the date of the reclassification. An example of a reason for reclassification is a dealer’s decision to designate a new vehicle for use as a demonstration unit. The actual age distribution with respect to the receivables related to the trust may be different because those receivables arise in dealer accounts representing only a portion of GMAC’s entire U.S. portfolio. We cannot assure you that the aging experience for receivables in the future will be similar to the historical experience set forth below.

Age Distribution for the U.S. Portfolio

	Three Months Ended March 31,		Year Ended December 31,
	2004	2003	2003	2002	2001	2000
Number of Days
1-120	70.3%	76.0%	82.9%	85.6%	83.4%	81.0%
121-180	16.1%	14.4%	10.4%	9.4%	9.4%	11.4%
181-270	10.9%	7.6%	3.9%	3.0%	3.9%	4.3%
Over 270	2.7%	2.0%	2.8%	2.0%	3.3%	3.3%

Monthly Payment Rates

The following table sets forth the highest and lowest monthly payment rates for GMAC’s U.S. portfolio during any month in the periods shown and the average of the monthly payment rates for all months during the periods shown. The payment rates shown below were calculated as set forth in the following equation:

Payment Rate % =	(principal collections during the period)
(ending principal balance of receivables for that period)

We cannot assure you that the rate of principal collections for the dealer accounts in the trust in the future will be similar to the historical experience set forth below. The actual monthly payment rates with respect to those dealer accounts may be different because, among other reasons, those dealer accounts represent only a portion of GMAC’s entire U.S. portfolio.

Monthly Payment Rates for the U.S. Portfolio

	Three Months Ended March 31,		Year Ended December 31,
	2004	2003	2003	2002	2001	2000
Highest Month	37.4%	41.7%	48.6%	64.1%	70.5%	48.1%
Lowest Month	29.3%	32.1%	29.6%	32.4%	31.4%	27.2%
Average for the Months in the Period	33.3%	35.6%	37.7%	45.8%	43.8%	40.9%

THE POOL OF ACCOUNTS

As of the close of business on May 5, 2004 there were 952 dealer accounts in the pool of accounts. As of May 5, 2004, the average principal balance of receivables in those accounts was approximately $5.2 million (approximately 86% of which were eligible receivables) and the weighted average spread under the prime rate charged to dealers was approximately 0.2% for the month of April 2004. This spread under the prime rate does not include rebates earned by dealers under GMAC incentive programs that entitle them to a credit based on interest charges. These credits do not affect the rate earned by the trust. As of May 5, 2004, the aggregate principal balance of receivables under those accounts was $4,986,608,512.17 and, of that amount, $4,276,677,548.16 would qualify as eligible receivables, except for the limit imposed by the maximum pool balance. In addition to the criteria specified in the definition of “Eligible Accounts” in the “Glossary of Principal Terms” in the prospectus supplement, a dealer account will not be an Eligible Account if (1) during the preceding 12 months, GMAC has charged off, without recovering, any amount in excess of $25,000 or (2) the obligor on that dealer account has materially breached its obligation to pay down a receivable upon sale of the related vehicle.

Geographic Distribution

The following table provides, as of May 5, 2004, the geographic distribution of the dealer accounts in the pool of accounts based on the dealer addresses. As of May 5, 2004, no other state accounted for more than 5.0% of the principal balance of receivables outstanding in the dealer accounts.

Geographic Distribution of Pool Accounts Related to the Trust

State	Receivables Outstanding	Percentage of Total Receivables Outstanding	Number of Dealer Accounts	Percentage of Total Number of Dealer Accounts
	(thousands of dollars)
Texas	$624,220	12.5%	83	8.7%
Florida	$353,631	7.1%	56	5.9%
Michigan	$324,668	6.5%	47	4.9%
California	$313,831	6.3%	43	4.5%
Ohio	$294,456	5.9%	51	5.4%